           ----------------------------------------------------------

                            REORGANIZATION AGREEMENT
                                       AND
                                 PLAN OF MERGER

           ----------------------------------------------------------

                                  BY AND AMONG


                         U S INDUSTRIAL SERVICES, INC.,


                     POINT TO POINT NETWORK SERVICES, INC.,
                            (A DELAWARE CORPORATION)


                     POINT TO POINT NETWORK SERVICES, INC.,
                          (A MASSACHUSETTS CORPORATION)


                                       AND

                               W. MICHAEL SULLIVAN

           ----------------------------------------------------------

                          EFFECTIVE AS OF JUNE 29, 2001

           ----------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I THE MERGER..........................................................1


1.1  The Merger...............................................................1


1.2  Conversion of Shares; Merger Consideration...............................2


1.3  Escrow...................................................................3


1.4  No Further Rights........................................................4


1.5  The Closing..............................................................4


1.6  Actions at the Closing...................................................4


1.7  Additional Action........................................................4


ARTICLE II REPRESENTATIONS AND WARRANTIES OF POINT TO POINT AND SULLIVAN......4


2.1  Organization, Qualification and Corporate Power..........................5


2.2  Capitalization...........................................................5


2.3  Good Title to Point To Point Shares......................................5


2.4  Authorization of Point To Point..........................................5


2.5  Capacity of Sullivan.....................................................6


2.6  Noncontravention.........................................................6


2.7  No Subsidiaries..........................................................6


2.8  Financial Statements.....................................................6


2.9  Internal Accounting Controls.............................................7


2.10  Undisclosed Liabilities.................................................7


2.11  Absence of Certain Changes..............................................7


2.12  Tax Matters.............................................................9


2.13  Assets..................................................................9

2.14  Real Property...........................................................9


2.15  Intellectual Property..................................................10


2.16  Inventory..............................................................10


2.17  Real Property Leases...................................................11


2.18  Contracts..............................................................11


2.19  Accounts Receivable....................................................13


2.20  Powers of Attorney.....................................................13


2.21  Insurance..............................................................13


2.22  No Litigation..........................................................13


2.23  No Warranties..........................................................13


2.24  Employees; Labor Matters...............................................14


2.25  Employee Benefits......................................................14


2.26  Environmental Matters..................................................15


2.27  Legal Compliance.......................................................16


2.28  Permits................................................................16


2.29  Certain Business Relationships With Affiliates.........................16


2.30  Brokers' Fees..........................................................16


2.31  Books and Records......................................................16


2.32  Customers and Suppliers................................................16


2.33  Point To Point Action..................................................17


2.34  Government Contracts...................................................17


2.35  Absence of Questionable Payments.......................................17


2.36  Bank Accounts..........................................................17


2.37  Health of Sullivan.....................................................18

2.38  Purchase Entirely for Own Account......................................18


2.39  Full Disclosure........................................................18


ARTICLE III REPRESENTATIONS AND WARRANTIES OF USIS AND P2P-DE................18


3.1  Organization............................................................18


3.2  Capitalization..........................................................19


3.3  Authorization of Transaction............................................19


3.4  Noncontravention........................................................19


3.5  Reports and Financial Statements........................................20


3.6  Undisclosed Liabilities.................................................20


3.7  Absence of Certain Changes..............................................20


3.8  Legal Compliance........................................................22


3.9  USIS Action.............................................................22


3.10  Absence of Questionable Payments.......................................22


3.11  Environmental Matters..................................................22


3.12  Full Disclosure........................................................23


ARTICLE IV CONDITIONS TO CONSUMMATION OF MERGER..............................23


4.1  Conditions to Each Party's Obligations..................................23


4.2  Conditions to Obligations of USIS and P2P-DE............................24


4.3  Conditions to Obligations of Point To Point and Sullivan................24


ARTICLE V INDEMNIFICATION....................................................25


5.1  Indemnification.........................................................25


5.2  Method of Asserting Claims..............................................26


5.3  Survival................................................................27


5.4  Limitations on Indemnification..........................................27

ARTICLE VI POST-CLOSING COVENANTS AND AGREEMENTS.............................28


6.1  Restriction on Sale of USIS Common Stock................................28


6.2  Non-Competition.........................................................28


6.3  Post-Closing Operation of Surviving Entity..............................30


6.4  Release of Personal Guarantees..........................................30


6.5  Brokers' Fees...........................................................30


ARTICLE VII DEFINITIONS......................................................30


ARTICLE VIII MISCELLANEOUS...................................................32


8.1  Press Releases and Announcements........................................32


8.2  No Third Party Beneficiaries............................................32


8.3  Entire Agreement........................................................32


8.4  Succession and Assignment...............................................32


8.5  Counterparts............................................................33


8.6  Headings................................................................33


8.7  Notices.................................................................33


8.8  Governing Law...........................................................33


8.9  Amendments and Waivers..................................................33


8.10  Severability...........................................................34


8.11  Expenses...............................................................34


8.12  Specific Performance...................................................34


8.13  Submission to Jurisdiction.............................................34


8.14  Construction...........................................................35


8.15  Incorporation of Exhibits and Schedules................................35

EXHIBITS:

A -      Form of Escrow Agreement
B -      Form of Investment Representation Letter
C -      Form of Employment Agreement with Michael Sullivan
D -      Form of Articles of Merger - Massachusetts
E -      Form of Certificate of Merger - Delaware
F -      Officer's Certificate of Point To Point
G -      Form of Election to Receive Cash Consideration
H -      Form of Registration Rights Agreement
I -      Officers' Certificates of USIS and P2P-DE

DISCLOSURE SCHEDULES

                   REORGANIZATION AGREEMENT AND PLAN OF MERGER

         This Reorganization Agreement and Plan of Merger (this "AGREEMENT") is entered into as of June 29, 2001, by and among U S Industrial Services, Inc., a Delaware corporation ("USIS"), Point To Point Network Services, Inc., a Delaware corporation and a wholly owned subsidiary of USIS ("P2P-DE"), Point To Point Network Services, Inc., a Massachusetts corporation ("POINT TO POINT"), and W. Michael Sullivan, an individual residing in the Commonwealth of Massachusetts and the sole shareholder of Point To Point ("SULLIVAN"). USIS, P2P-DE, Point To Point, and Sullivan are referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                   WITNESSETH:

         WHEREAS, Point To Point is currently engaged in the business of providing fixed communications networking design and build-out services, such as voice, data, and video, for the communications industry; and

         WHEREAS, Point To Point desires to become a wholly owned subsidiary of USIS, via a merger with P2P-DE in which P2P-DE will be the surviving corporation, and USIS desires to so acquire Point To Point as a wholly owned subsidiary, in exchange for cash and shares of common stock of USIS to be paid to Sullivan, with the parties intending for such forward triangular merger to qualify for tax-free treatment (except for any non-stock consideration received by Sullivan) under Section 368(a)(2)(D) of the Code (as defined in Article VII), and for this Agreement to constitute a plan of reorganization.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings and covenants herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Point To Point shall merge (the "MERGER") with and into P2P-DE at the Effective Date (as defined below). From and after the Effective Date, the separate corporate existence of Point To Point shall cease and P2P-DE shall continue as the surviving corporation in the Merger. The "EFFECTIVE DATE" shall be the date on which both (a) the Secretary of State of the State of Delaware has issued a certificate of merger with regard to the Merger in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), and (b) the Secretary of State of the Commonwealth of Massachusetts has issued a certificate of merger with regard to the Merger in accordance with the relevant provisions of the Massachusetts General Laws (the "MGL"), which is anticipated to be on the same or immediately following business day as the Closing Date. The Merger shall have the effects of a merger as set forth in the DGCL and the MGL; such effects to include the following, as of the Effective Date:

                  (a) The Certificate of Incorporation and Bylaws of P2P-DE (hereinafter referred to as the "SURVIVING CORPORATION" whenever reference is made to it as of the Effective Date of the Merger or thereafter) in effect as of the Effective Date of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended as therein or by law provided.

                  (b) The established offices and facilities of Point To Point immediately prior to the Merger shall become the established offices and facilities of the Surviving Corporation.

                  (c) All rights and interests of Point To Point and P2P-DE, respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation, as of the Effective Date of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Point To Point and P2P-DE, respectively, immediately prior to the Effective Date of the Merger.

                  (d) The Surviving Corporation shall be liable for all liabilities of Point To Point and P2P-DE, and all debts, liabilities, obligations and contracts of Point To Point and of P2P-DE, respectively, matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Point To Point or P2P-DE, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either Point To Point or P2P-DE shall be preserved unimpaired.

                  (e) The officers and directors of P2P-DE shall serve as the officers and directors of the Surviving Corporation as of the Effective Date.

                  (f) Unless contrary to any applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of Point To Point and P2P-DE, their respective shareholders, Boards of Directors, committees elected or appointed by their Boards of Directors, officers and agents, which were valid and effective immediately before the Effective Date of the Merger, shall be taken for all purposes at and after the Effective Date of the Merger as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to Point To Point and P2P-DE immediately before the Effective Date of the Merger.

         1.2 Conversion of Shares; Merger Consideration. At the Effective Date, by virtue of the Merger and without any action on the part of any Party or the holder thereof:

                  (a) The 1,000 shares of common stock, $.01 par value per share, of Point To Point ("POINT TO POINT SHARES") issued and outstanding immediately prior to the Effective Date, which are 100% owned by Sullivan, shall be converted into and represent the right to receive (subject to the provisions of Section 1.3) all of the following (collectively, the "MERGER CONSIDERATION"):

                           (i) $677,622 in cash (the "CASH CONSIDERATION");

                           (ii) 2,000,000 shares of common stock, $.01 par value
per share, of USIS ("USIS COMMON STOCK");

                           (iii) An earn-out calculated as five times the amount
by which Point To Point's EBITDA (as defined below) for calendar year 2001 exceeds $771,667 (the "EARN-OUT AMOUNT"), payable on or before March 31, 2002, as follows:

                                    (A) 20% of the Earn-Out Amount shall be paid
in cash; and

                                    (B) the remainder of the Earn-Out Amount
shall be paid in shares of USIS Common Stock, based on a value per share equal to the closing trading price of the USIS Common Stock on the last trading day of 2001.

                           "EBITDA" shall mean the earnings of Point To Point
before interest, taxes, depreciation and amortization, determined on an accrual basis in accordance with U.S. generally accepted accounting principles ("GAAP"), consistent with the accounting policies, methods, adjustments and accruals by which 1999 EBITDA was determined to be $771,667.

                  (b) Sullivan shall be entitled to receive on the Effective Date all of the 2,000,000 shares of USIS Common Stock into which his Point To Point Shares were converted pursuant to this Section 1.2(a) (the "MERGER SHARES"); provided, however, that 200,000 of the Merger Shares (the "ESCROW SHARES") shall be delivered to the Escrow Agent and held in escrow subject to the Escrow Agreement (defined below). The 1,800,000 Merger Shares that are not Escrow Shares are referred to herein as the "INITIAL SHARES".

                  (c) Each Point To Point Share held in Point To Point's treasury immediately prior to the Effective Date and each Point To Point Share owned beneficially by USIS or P2P-DE shall be cancelled and retired without payment of any consideration therefor.

         1.3 Escrow. On the Closing Date, USIS, the Escrow Agent (as defined in the Escrow Agreement) and Sullivan shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "ESCROW Agreement"). On the Closing Date, (i) USIS shall deliver to the Escrow Agent a certificate issued in Sullivan's name representing the Escrow Shares, as described in
Section 1.2(a), for the purpose of securing the indemnification obligations of Sullivan set forth in this Agreement and (ii) Sullivan shall deliver to the Escrow Agent a stock power in blank, duly executed with his signature. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

         1.4 No Further Rights. From and after the Effective Date, no Point To Point Shares shall be deemed to be outstanding, and holders thereof shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.5 The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Fish & Richardson P.C. in Dallas, Texas, commencing at 10:00 a.m. local time on the date of this Agreement (provided that the physical presence of a party shall not be required thereat if all appropriate documents required to be delivered by such party have been received by mail or overnight courier), or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "CLOSING DATE").

         1.6 Actions at the Closing. At the Closing, the Parties shall deliver to each other the various certificates, instruments and documents referred to in
Article IV, (b) Point To Point and P2P-DE shall file with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware, respectively, on the most expedited basis available, articles/certificate of merger with respect to the Merger, as required by the MGL and the DGCL, (c) Sullivan shall deliver to USIS for cancellation the certificate(s) representing his Point To Point Shares (as defined in Section 1.2(a)), (d) USIS shall deliver to Sullivan the Cash Consideration and certificate(s) for the Initial Shares, and (d) USIS, Sullivan and the Escrow Agent shall execute and deliver the Escrow Agreement and USIS shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow (the "ESCROW") on the Closing Date pursuant to Section 1.3.

         1.7 Additional Action. P2P-DE may, at any time after the Effective Date, take any action, including executing and delivering any document, in the name and on behalf of itself or Point To Point, in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF POINT TO POINT AND SULLIVAN

         Except as set forth in the Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, the "DISCLOSURE SCHEDULE"), Point To Point and Sullivan jointly and severally represent and warrant to USIS and P2P-DE, as of the Closing Date and the Effective Date (which representations and warranties shall survive the Closing to the extent provided in Section 5.3 hereof), as follows:

         2.1 Organization, Qualification and Corporate Power. Point To Point is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. Point To Point is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Article VII) on the business, business prospects, assets, results of operations or financial condition of Point To Point. Point To Point has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Point To Point has furnished to USIS true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof. On the Effective Date, Point To Point is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

         2.2 Capitalization.

                  (a) On the Effective Date, the authorized capital stock of Point To Point consists of 200,000 shares of common stock, $.01 par value per share, of which 1,000 shares are issued and outstanding, all of which are owned by Sullivan, and no shares of such stock are held in the treasury of Point To Point. All of the issued and outstanding Point To Point Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Point To Point is a party or which are binding upon Point To Point providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Point To Point. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of any Point To Point Shares. All of the issued and outstanding Point To Point Shares were issued in compliance with applicable federal and state securities laws.

                  (b) There are no equity securities of any class of Point To Point or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Point To Point is a party or by which it is bound obligating Point To Point to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Point To Point or obligating it to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transaction contemplated by this Agreement.

         2.3 Good Title to Point To Point Shares. Sullivan owns beneficially and of record, and has good and indefeasible title to, his Point To Point Shares, free of all Security Interests (defined in Article VII), pledges, charges, liens, or encumbrances of any kind. Sullivan did not acquire any of his Point To Point Shares in violation of any preemptive right of any Person (as defined in Article VII).

         2.4 Authorization of Point To Point. Point To Point has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The performance by Point To Point under this Agreement and the consummation by Point To Point of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Point To Point and Sullivan as its sole shareholder. This Agreement has been duly and validly executed and delivered by Point To Point and, assuming the due authorization, execution and delivery hereof by both USIS and P2P-DE, including by USIS as the sole shareholder of P2P-DE, constitutes a valid and binding obligation of Point To Point, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

         2.5 Capacity of Sullivan. Sullivan has full legal power and capacity to execute, deliver, and perform this Agreement. This Agreement has been duly and validly executed and delivered by Sullivan and constitutes the valid and binding obligation of his enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws affecting the rights and remedies of creditors generally and to the application of general equitable principles and judicial discretion.

         2.6 Noncontravention. Subject to the filing of the Articles of Merger and issuance of the Certificate of Merger as required by applicable law and as set forth on Section 2.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Point To Point, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Organization or Bylaws of Point To Point, (b) require on the part of Point To Point any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or Governmental Authority (as defined in Article VII), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Point To Point is a party or by which Point To Point is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of Point To Point or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Point To Point or any of its properties or assets.

         2.7 No Subsidiaries. There is no corporation, partnership, or other business enterprise in which Point To Point has any direct or indirect equity interest.

         2.8 Financial Statements. Point To Point has provided to USIS the unaudited balance sheets and statements of income, changes in shareholders' equity and cash flows of Point To Point as of and for each of the latest two completed fiscal years, and as of and for the five-month period ended May 31, 2001, and an interim balance sheet as of May 31, 2001 (the "MOST RECENT BALANCE SHEET"). Such financial statements (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all Material respects the financial condition, results of operations and cash flows of Point To Point as of the respective dates thereof and for the periods referred to therein and are consistent in all Material respects with the books and records of Point To Point. Point To Point has never retained an independent accounting firm to conduct an audit of its financial statements.

         2.9 Internal Accounting Controls. Point To Point (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions, and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded to permit the preparation of its financial statements, (ii) transactions are executed in accordance with management's specific or general authorizations, and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

         2.10 Undisclosed Liabilities. Except as set forth on Section 2.10 of the Disclosure Schedule, Point To Point has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet in the Ordinary Course of Business (as defined in Article VII) and not in excess of $50,000 in the aggregate or $10,000 individually and (c) contractual liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and are disclosed on Section
2.10 of the Disclosure Schedule.

         2.11 Absence of Certain Changes. Except as provided for or contemplated in this Agreement, or disclosed on Section 2.11 of the Disclosure Schedule, since May 31, 2001, with respect to Point To Point, there has not been:

                  (a) any transaction not in the Ordinary Course of Business that has had or could have a Material Adverse Effect;

                  (b) any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of Point To Point that has had or could have a Material Adverse Effect;

                  (c) distributions of any assets of any kind to Sullivan, or a redemption, or agreement or authorization to redeem any Point To Point Shares;

                  (d) any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

                  (e) any amendment permitted or made with regard to any Material contract, license, or agreement to which Point To Point is a party;

                  (f) any acquisition or disposition by Point To Point of any property or asset, whether real or personal, having a fair market value in an amount greater than $5,000 individually or $15,000 in the aggregate, other than in the Ordinary Course of Business;

                  (g) any Material mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of Point To Point;

                  (h) except as contemplated in this Agreement, any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of Point To Point, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents;

                  (i) any incurrence of, guarantee of, assumption of, or taking any property subject to, any Material liability;

                  (j) except as contemplated in this Agreement, any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

                  (k) any material alteration in the manner of keeping the books, accounts, or records of Point To Point, or in the accounting practices therein reflected;

                  (l) except as contemplated in this Agreement, any release or discharge of any obligation or liability of any Person to Point To Point of any nature whatsoever;

                  (m) any delay by Point To Point in paying any Material debt, charge, or amount owed by it in excess of 30 days past the date such amount was due that has had or could have a Material Adverse Effect;

                  (n) any Material increase or decrease of (i) any amounts charged for services rendered or products sold by Point To Point; or (ii) inventory ordered;

                  (o) any facts or circumstances (other than general economic or business conditions) that to Point To Point's Knowledge may result in the loss of customers, suppliers, or vendors, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with Point To Point;

                  (p) any loan to any officer, director, shareholder, or any Affiliate (as defined in Article VII) thereof;

                  (q) any other event or condition of any character which has had or could reasonably be expected to have a Material Adverse Effect; or

                  (r) any agreement or authorization to do any of the above.

         2.12 Tax Matters.

                  (a) Point To Point has filed all Tax Returns (as defined below) that it was required to file prior to the date of this Agreement and all such Tax Returns were correct and complete in all material respects. Point To Point has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of Point To Point for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Point To Point has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Point To Point during a prior period) other than Point To Point. All Taxes that either Point To Point is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority. For purposes of this Agreement, "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) Point To Point has delivered to USIS correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Point To Point since January 1, 1998. The federal income Tax Returns of Point To Point have never been audited by the Internal Revenue Service. No examination or audit of any Tax Returns of Point To Point by any Governmental Authority is currently in progress or, to the Knowledge (as defined in Article VII) of Point To Point and Sullivan, threatened or contemplated. Point To Point has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (c) Since September 1, 1998, Point To Point has held the status of an "S" corporation for federal income Tax purposes.

         2.13 Assets. Point To Point owns or leases all tangible assets necessary and sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each Material tangible asset is free from Material defects, has been maintained in all Material respects in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Point To Point (tangible or intangible) is subject to any Security Interest, except as disclosed on Section
2.13 of the Disclosure Schedule.

         2.14 Real Property. Except as set forth in Section 2.14 of the Disclosure Schedule, Point To Point does not own any real property.

         2.15 Intellectual Property.

                  (a) Point To Point does not hold any registered patents, trademarks, service marks or copyrights and has not filed any applications therefore. Point To Point owns or has the right to use all Intellectual Property (as defined below) necessary for, or used in, the operation of its business as presently conducted (the "POINT TO POINT INTELLECTUAL PROPERTY"). Each item of Point To Point Intellectual Property will continue to be owned or available for use by Point To Point on and after the Effective Date. Point To Point has taken all reasonable measures to protect the proprietary nature of each item of Point To Point Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses, including, without limitation, maintaining all registrations and paying all fees associated therewith. To the Knowledge of Point To Point and Sullivan, (a) no other Person has any rights to any Point To Point Intellectual Property owned by Point To Point, and (b) no other Person is infringing, violating or misappropriating any Point To Point Intellectual Property. Point To Point has made available to USIS complete and accurate copies of all written documentation in Point To Point's possession relating to claims or disputes known to any of them concerning any item of Point To Point Intellectual Property. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

                  (b) To the Knowledge of Point To Point, none of the activities or business presently conducted by Point To Point infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Point To Point has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and, to the Knowledge of Point To Point, no such claim has been threatened by any third party.

                  (c) Point To Point has not licensed, distributed or otherwise granted any rights to any third party with respect to, any of the Point To Point Intellectual Property.

                  (d) Section 2.15(d) of the Disclosure Schedule identifies each Material item of Point To Point Intellectual Property that is owned by a party other than Point To Point, and the license or agreement pursuant to which Point To Point uses it (excluding off-the-shelf software programs licensed by Point To Point pursuant to "shrink wrap" licenses).

         2.16 Inventory. To the Knowledge of Point To Point, all inventory of Point To Point, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity that are useable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of Point To Point. Section 2.16 of the Disclosure Schedule lists all of Point To Point's work in process (identified by project), the percentage of completion of each such project, costs incurred to date, and total contract price with respect to each such project.

         2.17 Real Property Leases. Section 2.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Point To Point. Point To Point has delivered to USIS correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.17 of the Disclosure Schedule. With respect to each lease and sublease listed in Section
2.17 of the Disclosure Schedule:

                  (a) except as set forth on Section 2.17(a) of the Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) except as set forth on Section 2.17(b) of the Disclosure Schedule, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on and immediately following the Effective Date in accordance with the terms thereof as in effect prior to the Effective Date;

                  (c) no party to the lease or sublease is in Material breach or Material default, and no event has occurred which, with notice or lapse of time, would constitute a Material breach or Material default or permit termination, modification, or acceleration thereunder;

                  (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (e) Point To Point has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as they are currently used; and

                  (g) nothing has come to the attention of Point To Point or Sullivan that the owner of the facility leased or subleased does not have good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions that do not impair the intended uses, occupancy or value of the property subject thereto.

         2.18 Contracts. Section 2.18 of the Disclosure Schedule lists the following written agreements to which Point To Point is a party that are in effect as of the Closing Date (other than agreements contemplated hereby):

                  (a) any written agreement (or group of related written agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

                  (b) any written agreement (or group of related written agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services
(i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000, or (iii) in which Point To Point (A) has granted manufacturing rights, (B) has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory, (C) has agreed to purchase a minimum quantity of goods or services, or (D) has agreed to purchase goods or services exclusively from a certain party;

                  (c) any written agreement establishing a partnership or joint venture;

                  (d) any written agreement (or group of related written agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (e) any written agreement concerning confidentiality or noncompetition;

                  (f) any written agreement involving Sullivan or his Affiliates;

                  (g) any written agreement under which the consequences of a default or termination could have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of Point To Point, taken as a whole; and

                  (h) any other written agreement (or group of related written agreements) currently in existence or which any provisions thereof are currently binding on Point To Point either (x) involving more than $15,000 or (y) not entered into in the Ordinary Course of Business.

                  Point To Point has delivered to USIS a correct and complete copy of each written agreement (as amended to date) listed in Section 2.18 of the Disclosure Schedule. Except (i) to the extent that an exception to (x), (y), or (z) would not have a Material Adverse Effect, or (ii) as set forth on Section
2.18 of the Disclosure Schedule, with respect to each written agreement so listed: (x) the written agreement is legal, valid, binding and enforceable and in full force and effect; (y) the written agreement will continue to be legal, valid, binding and enforceable and in full force and effect on and immediately following the Effective Date in accordance with the terms thereof as in effect prior to the Effective Date, subject to obtaining the consents required by such arrangement that are listed on Section 2.6 of the Disclosure Schedule; and (z) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. Except as set forth on Section 2.18 of the Disclosure Schedule, Point To Point is not party to any oral contract, agreement or other arrangement that, if reduced to written form, would be required to be listed in Section 2.18 of the Disclosure Schedule under the terms of this Section 2.18.

         2.19 Accounts Receivable. To Point To Point's Knowledge, all accounts receivable of Point To Point reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 60 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. To Point To Point's Knowledge, all accounts receivable reflected in the financial or accounting records of Point To Point that have arisen since the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Section
2.19 of the Disclosure Schedule lists an aging schedule of all accounts receivable, which is accurate in all Material respects.

         2.20 Powers of Attorney. Except in connection with tax matters, there are no outstanding powers of attorney executed on behalf of Point To Point.

         2.21 Insurance. Section 2.21 of the Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, and the policy number, period of coverage, amount of insurance, and annual premium in respect of each such policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) that Point To Point has carried during the period from January 1, 1999 through the Closing Date. (i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect on and immediately following the Effective Date in accordance with the terms thereof as in effect prior to the Effective Date, subject to obtaining any consents required pursuant to such policy that are listed on Section 2.6 of the Disclosure Schedule; (iii) to Point To Point's Knowledge, Point To Point is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and to Point To Point's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) Point To Point has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. To Point To Point's Knowledge, Point To Point has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Point To Point is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.

         2.22 No Litigation. Except as set forth in Section 2.22 of the Disclosure Schedule, there are no investigations, actions, suits, or claims pending or, to Point To Point's Knowledge, threatened against Point To Point or Sullivan involving any of their respective properties or assets, whether at law or in equity, before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality, or other Person (a "PROCEEDING"), which may have a Material Adverse Effect upon Point To Point or the Point To Point Shares.

         2.23 No Warranties. Except for the one-year warranty provided by Point To Point in its standard Master Services Agreement, and standard manufacturers' warranties or warranties implied by law, and except as set forth in Section 2.23 of the Disclosure Schedule, no product sold or service provided by Point To Point is subject to any guaranty, warranty, or other indemnity that, if enforced, either individually or in the aggregate, would have a Material Adverse Effect on Point To Point.

         2.24 Employees; Labor Matters. Section 2.24 of the Disclosure Schedule contains a list of all employees of Point To Point, along with the position and the annual rate of compensation of each such person. To the Knowledge of Point To Point and Sullivan, no key employee or group of employees of Point To Point has any plans to terminate employment with Point To Point. Except as set forth on Section 2.24 of the Disclosure Schedule, there are no disputes, employee grievances or disciplinary actions pending, or to the Knowledge of Point To Point, threatened, involving Point To Point and any of its present or former employees. Except as set forth in Section 2.24, Point To Point has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a Material Adverse Effect upon Point To Point, taken as a whole. To the Knowledge of Point To Point, Point To Point is not engaged in any unfair labor practice and it does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. Except as set forth on Section 2.24 of the Disclosure Schedule, Point To Point is not a party to or bound by any collective bargaining agreement, and it has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

         2.25 Employee Benefits.

                  (a) Except as set forth on Section 2.25 of the Disclosure Schedule, neither Point To Point nor any ERISA Affiliate (as defined below) has maintained, or contributed to, any Employee Benefit Plan (as defined below). For purposes of this Agreement, "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA AFFILIATE" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Point To Point.

                  (b) Section 2.25 of the Disclosure Schedule discloses each:
(i) agreement with any director, executive officer or other key employee of Point To Point (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Point To Point of the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Point To Point that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Point To Point, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.26 Environmental Matters.

                  (a) Point To Point has complied with all applicable Environmental Laws (as defined in Article VII), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of Point To Point, taken as a whole. There is no pending or, to the Knowledge of Point To Point or Sullivan, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving Point To Point, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of Point To Point, taken as a whole.

                  (b) To the Knowledge of Point To Point, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by Point To Point. With respect to any such releases of Materials of Environmental Concern, Point To Point has given all required notices to Governmental Authorities (copies of which have been provided to USIS). Point To Point has no Knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than Point To Point that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Point To Point. For purposes of this Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) Point To Point does not possess and does not have access to any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Point To Point (whether conducted by or on behalf of Point To Point or a third party, and whether done at the initiative of Point To Point or directed by a Governmental Authority or other third party) which were issued or conducted during the past five years.

                  (d) Point To Point has never used any solid or hazardous waste transporters or treatment, storage and disposal facilities, excluding ordinary trash pick-up.

         2.27 Legal Compliance. Except to the extent the failure to comply would not have a Material Adverse Effect on Point To Point, Point To Point and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Authority, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Point To Point or its business.

         2.28 Permits. Section 2.28 of the Disclosure Schedule sets forth a list of all Material permits, licenses, registrations, certificates, orders or approvals from any Governmental Authority (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("PERMITS") issued to or held by Point To Point. Except as set forth in Section 2.28 of the Disclosure Schedule, such listed Permits are the only Permits that are required for Point To Point to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Point To Point, taken as a whole. Each such Permit is in full force and effect and, to the Knowledge of Point To Point and Sullivan, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. To the Knowledge of Point To Point, each such Permit will continue in full force and effect on and following the Effective Date.

         2.29 Certain Business Relationships With Affiliates. Except for those transactions described in Section 2.29 of the Disclosure Schedule, no Affiliate of Point To Point (a) owns any property or right, tangible or intangible, which is used in the business of Point To Point, (b) has any claim or cause of action against Point To Point, or (c) owes any money to, or is owed money by, Point To Point.

         2.30 Brokers' Fees. Point To Point has not entered into any agreement pursuant to which it would have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.31 Books and Records. Except as set forth on Schedule 2.31, the minute books and other similar records of Point To Point contains true and complete records of all actions taken at any meetings of Point To Point's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Except as set forth on Section 2.31 of the Disclosure Schedule, Point To Point has furnished or made available to USIS or its representatives for their examination true and complete copies of Point To Point's minute books and its stock transfer books.

         2.32 Customers and Suppliers. No purchase order or commitment of Point To Point is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No Material supplier of Point To Point has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to Point To Point. Section 2.32 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the revenues of Point To Point during the last full fiscal year or the interim period through June 28, 2001, and the approximate amount of revenues accounted for by such customer during each such period and

(b) each supplier that is the sole supplier of any significant product or component to Point To Point for which there is not a suitable substitute.

         2.33 Point To Point Action. The Board of Directors has, by unanimous written consent in lieu of a meeting, (i) determined that the Merger is fair and in the best interests of Point To Point and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the MGL, and (iii) directed that this Agreement and the Merger be submitted to Sullivan for his adoption and approval as sole shareholder and resolved to recommend that Sullivan vote in favor of the adoption of this Agreement and the approval of the Merger, which Sullivan has approved by unanimous consent.

         2.34 Government Contracts. Point To Point has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. Point To Point has never been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. There is no valid basis for Point To Point's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

         2.35 Absence of Questionable Payments. To Point To Point's Knowledge, neither Point To Point nor any director, officer, agent, employee or other Person acting on behalf of Point To Point has (a) used any of Point To Point's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others; (b) accepted or received any improper or unlawful contributions, payments, gifts or expenditures; (c) directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder Point To Point, which gift or benefit (i) might subject Point To Point to any damages or penalties in any civil or criminal proceeding, (ii) might have had a Material Adverse Effect, or (iii) might have a Material Adverse Effect if not continued.

         2.36 Bank Accounts. Section 2.36 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Point To Point maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         2.37 Health of Sullivan. To his Knowledge, Sullivan is free from any terminal or disabling disease, affliction, or condition, or any disease, affliction, or condition that with the passage of time will become a terminal or disabling disease, affliction, or condition. Sullivan has no materially adverse medical history, nor, does he have in his past, any facts, circumstances, or symptoms that would reasonably indicate, to his Knowledge, that he may have a terminal or disabling disease, affliction, or condition.

         2.38 Purchase Entirely for Own Account. As more fully represented by Sullivan in the Investment Representation Letter executed as of the date hereof, a form of which is attached hereto as Exhibit B, Sullivan represents to USIS that the Merger Shares to be issued to Sullivan hereunder are being acquired for investment for Sullivan's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Sullivan has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Sullivan further represents that Sullivan does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Merger Shares.

         2.39 Full Disclosure. No representation or warranty by Point To Point or Sullivan contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Point To Point or Sullivan pursuant to this Agreement contains or will contain any untrue statement of a Material fact or omits or will omit to state any Material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF USIS AND P2P-DE

         Except as set forth in the Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, the "USIS DISCLOSURE SCHEDULE"), USIS and P2P-DE jointly and severally represent and warrant to Point To Point and Sullivan, as of the Closing Date and the Effective Date (which representations and warranties shall survive the Closing to the extent provided in Section 5.3 hereof), as follows:

         3.1 Organization. Both USIS and P2P-DE are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, except as set forth on Section 3.1 of the USIS Disclosure Schedule. Each such corporation is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on USIS or its subsidiaries, taken as a whole, or as set forth on Section 3.1 of the USIS Disclosure Schedule. Both USIS and P2P-DE have all requisite corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them. USIS has furnished to Point To Point true and complete copies of USIS's and P2P-DE's Certificate of Incorporation and Bylaws, all as amended and as in effect on the date hereof. Neither USIS nor P2P-DE is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

         3.2 Capitalization. The authorized capital stock of USIS consists of 25,000,000 shares of USIS Common Stock, of which 8,888,982 shares are issued and outstanding on the date hereof (excluding the Merger Shares), and 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding on the date hereof. All of the issued and outstanding shares of USIS Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, except for the Escrow Shares, which shall be subject to the terms of this Agreement and the Escrow Agreement. All of the outstanding shares of capital stock of P2P-DE are owned by USIS. As of the date hereof, USIS has outstanding under its stock option plans option grants and restricted stock purchase rights to purchase approximately 1,951,000 shares of USIS Common Stock. USIS also has outstanding warrants to purchase approximately 200,000 shares of USIS Common Stock.

         3.3 Authorization of Transaction. Both USIS and P2P-DE have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby by USIS and P2P-DE have been duly and validly authorized by all necessary corporate action on the part of USIS and P2P-DE. This Agreement has been duly and validly executed and delivered by USIS and P2P-DE and constitutes a valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

         3.4 Noncontravention. Subject to the filing of the Articles of Merger and issuance of the Certificate of Merger as required by applicable law and as set forth on Section 3.4 of the USIS Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation by USIS or P2P-DE of the transactions contemplated hereby will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of USIS or P2P-DE, (b) require on the part of USIS or P2P-DE any filing with, or permit, authorization, consent or approval of, any Governmental Authority, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of USIS or P2P-DE or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which USIS or P2P-DE is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of USIS or P2P-DE or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to USIS or P2P-DE or any of their properties or assets.

         3.5 Reports and Financial Statements. Point To Point and Sullivan have had access to, via the EDGAR system of the U.S. Securities and Exchange Commission (the "SEC"), each report, schedule and proxy statement filed by USIS with the SEC dating back to January 1, 1997 (collectively, the "USIS REPORTS"). As of their respective dates, the USIS Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of senior management of USIS, no Material adverse development has occurred with respect to USIS's business since its most recently filed Form 10-QSB, except as disclosed in any USIS Report (including, without limitation, any Form 8-K) filed or amended after the date of such Form 10-QSB and except for any changes in the economy in general (or in the overall industry in which USIS operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto) or as set forth on Section
3.5 of the USIS Disclosure Schedule.

         3.6 Undisclosed Liabilities. Except as set forth on Section 3.6 of the USIS Disclosure Schedule, USIS and P2P-DE have no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation), except for (a) liabilities shown on the balance sheet contained in USIS's most recently filed Form 10-QSB (the "USIS MOST RECENT BALANCE SHEET") (b) liabilities that have arisen since the USIS Most Recent Balance Sheet in the Ordinary Course of Business and not in excess of $50,000 in the aggregate or $10,000 individually and (c) contractual liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and are disclosed on Section 3.6 of the USIS Disclosure Schedule.

         3.7 Absence of Certain Changes. Except as provided for or contemplated in this Agreement, or disclosed on Section 3.7 of the USIS Disclosure Schedule, since the date of the USIS Most Recent Balance Sheet, with respect to USIS or P2P-DE, there has not been:

                  (a) any transaction not in the Ordinary Course of Business that has had or could have a Material Adverse Effect;

                  (b) any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of USIS that has had or could have a Material Adverse Effect;

                  (c) distributions of any assets of any kind to stockholders of USIS, or a redemption, or agreement or authorization to redeem any USIS Shares;

                  (d) any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

                  (e) any amendment permitted or made with regard to any Material contract, license, or agreement to which USIS is a party;

                  (f) any acquisition or disposition by USIS or its subsidiaries of any property or asset, whether real or personal, having a fair market value in an amount greater than $5,000 individually or $15,000 in the aggregate, other than in the Ordinary Course of Business;

                  (g) any Material mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of USIS or its subsidiaries;

                  (h) except as contemplated in this Agreement, any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of USIS or its subsidiaries, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents;

                  (i) any incurrence of, guarantee of, assumption of, or taking any property subject to, any Material liability;

                  (j) except as contemplated in this Agreement, any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

                  (k) any material alteration in the manner of keeping the books, accounts, or records of USIS, or in the accounting practices therein reflected;

                  (l) any release or discharge of any obligation or liability of any Person to USIS of any nature whatsoever;

                  (m) any delay by USIS or its subsidiaries in paying any Material debt, charge, or amount owed by it in excess of 30 days past the date such amount was due that has had or could have a Material Adverse Effect;

                  (n) any Material increase or decrease of (i) any amounts charged for services rendered or products sold by USIS or its subsidiaries; or
(ii) inventory ordered;

                  (o) any facts or circumstances (other than general economic or business conditions) that to USIS's Knowledge may result in the loss of customers, suppliers, or vendors, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with USIS or its subsidiaries;

                  (p) any loan to any officer, director, shareholder, or any Affiliate thereof;

                  (q) any other event or condition of any character which has had or could reasonably be expected to have a Material Adverse Effect; or

                  (r) any agreement or authorization to do any of the above.

         3.8 Legal Compliance. Except to the extent the failure to comply would not have a Material Adverse Effect on USIS, USIS and its subsidiaries and the conduct and operations of their businesses are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Authority, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to USIS or its subsidiaries or their businesses.

         3.9 USIS Action. The Board of Directors of P2P-DE has, by unanimous written consent in lieu of a meeting, (i) determined that the Merger is fair and in the best interests of P2P-DE and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to USIS for its adoption and approval as sole shareholder and resolved to recommend that USIS vote in favor of the adoption of this Agreement and the approval of the Merger, which USIS has approved by unanimous consent. The Board of Directors of USIS has approved the merger and the other transactions contemplated under this Agreement and, except for stockholder approval of the USIS 2001 Stock Option Plan and options granted thereunder, there are no other corporate approvals required to authorize the merger and the transactions contemplated by this Agreement.

         3.10 Absence of Questionable Payments. To USIS's Knowledge, neither USIS nor any director, officer, agent, employee or other Person acting on behalf of USIS has (a) used any USIS funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others; (b) accepted or received any improper or unlawful contributions, payments, gifts or expenditures; (c) directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder USIS, which gift or benefit (i) might subject USIS to any damages or penalties in any civil or criminal proceeding, (ii) might have had a Material Adverse Effect, or (iii) might have a Material Adverse Effect if not continued.

         3.11 Environmental Matters.

                  (a) USIS has complied with all applicable Environmental Laws, except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of USIS, taken as a whole. Except as set forth on Section 3.12 of the USIS Disclosure

Schedule, there is no pending or, to the Knowledge of USIS, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving USIS, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of USIS, taken as a whole.

                  (b) To the Knowledge of USIS, there have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by USIS. With respect to any such releases of Materials of Environmental Concern, USIS has given all required notices to Governmental Authorities (copies of which have been provided to Point To Point). USIS has no Knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than USIS that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by USIS.

         3.12 Full Disclosure. No representation or warranty by USIS or P2P-DE contained in this Agreement, and no statement contained in the USIS Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of USIS pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                      CONDITIONS TO CONSUMMATION OF MERGER

         4.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) no action, suit or proceeding shall be pending or threatened by or before any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of USIS to own, operate or control any of the assets and operations of Point To Point following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (b) the execution by USIS, Sullivan and the Escrow Agent of the Escrow Agreement substantially in the form set forth in Exhibit A attached hereto;

                  (c) Sullivan shall have entered into an Employment Agreement with Point To Point substantially in the form set forth in Exhibit C attached hereto;

                  (d) The Parties shall have duly executed and delivered this Agreement; and

                  (e) The Parties shall have delivered executed Articles of Merger or Certificate of Merger, as the case may be, pursuant to the MGL and DGCL in substantially the forms attached hereto as Exhibits D and E.

         4.2 Conditions to Obligations of USIS and P2P-DE. The obligation of both USIS and P2P-DE to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) Point To Point shall have obtained any waiver, permit, consent, approval, or other authorization, and effected any registration, filing or notice, set forth on Schedule 4.2(a);

                  (b) Point To Point shall have performed or complied with the agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Date;

                  (c) USIS shall have received from Sullivan the Investment Representation Statement substantially in the form set forth in Exhibit B attached hereto;

                  (d) USIS shall have received an Officer's Certificate from Point To Point in substantially the form attached hereto as Exhibit F;

                  (e) USIS shall have received executed Elections to Receive Cash Consideration in the form attached hereto as Exhibit G from each participant in the Point To Point 1998 Executive Incentive Compensation Plan (the "1998 PLAN"), and arrangements reasonably satisfactory to USIS to terminate the 1998 Plan simultaneously with the Closing;

                  (f) all actions to be taken by Point To Point and Sullivan in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to USIS and P2P-DE.

         4.3 Conditions to Obligations of Point To Point and Sullivan. The obligation of both Point To Point and Sullivan to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) USIS and Sullivan shall have entered into a Registration Rights Agreement with USIS substantially in the form set forth in Exhibit H attached hereto (the "REGISTRATION RIGHTS AGREEMENT");

                  (b) both USIS and P2P-DE shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Date;

                  (c) Point To Point shall have received Officer's Certificates from USIS and P2P-DE in substantially the form attached hereto as Exhibit I;

                  (d) USIS shall have delivered to Point To Point a unanimous written consent of USIS's Board of Directors whereby Frank J. Fradella is authorized to issue stock options to key employees of Point To Point to purchase, in the aggregate, 200,000 shares of USIS Common Stock, pursuant to USIS's 2001 Stock Plan. The size of the individual grants of such stock options shall be determined by Frank J. Fradella, in his sole discretion, and all grants of stock options under the 2001 Stock Plan shall be subject to the approval by USIS's stockholders of the 2001 Stock Plan.

                  (e) arrangements reasonably satisfactory to Sullivan shall have been made to pay off, simultaneously with the Closing, all amounts owed to, and to deposit cash in an amount equal to the letter of credit issued by, Citizens Bank for which Sullivan has provided his personal guarantee; and

                  (f) all actions to be taken by USIS and P2P-DE in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Point To Point and Sullivan.

                                    ARTICLE V

                                 INDEMNIFICATION

         5.1 Indemnification.

                  (a) Sullivan (in this context, an "INDEMNIFYING PARTY") shall indemnify USIS, its successors and assigns, and the officers, directors, Affiliates, employees, controlling persons and agents of USIS and each of their Affiliates (collectively, the "USIS INDEMNIFIED PERSONS"), and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "DAMAGES") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by Point To Point or Sullivan in this Agreement, (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Point To Point or Sullivan in this Agreement, (iii) the failure of Sullivan to have good, valid and marketable title to the issued and outstanding Point To Point Shares held by Sullivan, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, or (iv) any claim by a shareholder or former shareholder of Point To Point, or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of stock of Point To Point; (B) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Articles of Incorporation or Bylaws of Point To Point; or (D) any claim that his, her or its shares were wrongfully repurchased by Point To Point.

                  (b) USIS (in this context, an "INDEMNIFYING PARTY") agrees to indemnify and to hold harmless Sullivan, his Affiliates, assigns, heirs, and legatees (collectively, the "USIS INDEMNIFIED PERSONS"), and hold each of them harmless against and in respect of any and all Damages incurred or suffered by them by reason of (i) a breach of any of the representations or warranties made by USIS or P2P-DE in this Agreement, (ii) the nonperformance (whether partial or total) of any covenants or agreements made by USIS or P2P-DE in this Agreement, or (iii) the failure of the Merger Shares (other than the Escrow Shares being subject to the terms of the Escrow Agreement) to be either duly authorized, validly issued, fully paid and nonassessable or delivered to Sullivan by USIS free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever.

         5.2 Method of Asserting Claims.

                  (a) If any person entitled to indemnification pursuant to
Section 5.1 hereof (an "INDEMNITEE") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

                  (b) The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (i) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (ii) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (iii) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding; and (iv) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, USIS and Sullivan shall permit each other reasonable access to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

                  (c) To secure his obligations pursuant to the provisions of this Section, Sullivan agrees to escrow the Escrow Shares, pursuant to the terms and conditions of the Escrow Agreement. Indemnity obligations hereunder shall be satisfied, in the case of indemnification of any USIS Indemnified Person, as set forth in the Escrow Agreement.

         5.3 Survival. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Effective Date and, except as otherwise provided herein, shall not be affected by any examination made for or on behalf of any Party or the Knowledge of any of their respective officers, directors, shareholders, employees or agents. Notwithstanding the foregoing, the representations and warranties contained in
Section 2.26 relating to environmental matters shall survive the Closing and the consummation of the transactions contemplated thereby indefinitely; and the representations and warranties contained in Section 2.12 relating to tax matters shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations relating to such tax representations. If a notice is given in accordance with the Escrow Agreement before expiration of such periods, then such time period shall be tolled during the pendency of such claim.

         5.4 Limitations on Indemnification. Notwithstanding any provision of this Agreement to the contrary, no USIS Indemnified Persons or Sullivan Indemnified Persons shall be entitled to indemnification or to otherwise recover any amount if the particular claim identifies a Damages of less than $25,000, or unless and until one or more claims (of whatever individual value) identifying Damages in excess of $100,000 in the aggregate (the "BASKET AMOUNT") has or have been delivered to the Indemnifying Party, in which case such USIS Indemnified Persons or Sullivan Indemnified Persons shall be entitled to recover all Damages so identified, provided, however, that the limitations contained in this Section
5.4 shall not apply to any Damages arising out of or relating to (i) intentional or fraudulent misrepresentations or actions by USIS, P2P-DE, Point To Point, or Sullivan in connection with representations and actions pursuant to this Agreement or (ii) a breach of a covenant or agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the liability of any Indemnifying Party exceed $3,677,622. Furthermore, if any USIS Indemnified Person seeks indemnification from Sullivan under Article V, such USIS Indemnified Person shall seek recourse against Sullivan by looking solely to the following specific assets (including any proceeds received by Sullivan therefrom) of Sullivan, and in the following order of priority: first, the Escrow Shares (valued as set forth in the Escrow Agreement); second, the Cash Consideration; and lastly, the remaining Merger Shares (valued at $1.50 per share). Notwithstanding the foregoing, no limitation on indemnification contained in this Section 5.4 shall apply to any Damages arising out of or relating to intentional misrepresentations or actions constituting fraud by USIS, P2P-DE, Point To Point, or Sullivan in connection with representations and actions pursuant to this Agreement. Furthermore, in the event that any representation or warranty of a Party (the "NON-COMPLIANT PARTY") is not true as of the Closing Date or a Party (also a "NON-COMPLIANT PARTY") has not complied with any covenant contained in this Agreement as of the Closing Date, and written notice of such untruth or unfulfilled covenant has been delivered to the other parties hereto and such parties choose to close the Merger, the Non-Compliant Party shall have no indemnification obligation or other liability with respect to damages or other expenses of any nature arising in connection with such untruth or unfulfilled covenant.

                                   ARTICLE VI

                      POST-CLOSING COVENANTS AND AGREEMENTS

         6.1 Restriction on Sale of USIS Common Stock.

                  (a) Except pursuant to an SEC-registered offering pursuant to the terms of the Registration Rights Agreement, Sullivan agrees that, for a period of 12 months after the Effective Date of the Merger, he will not (i) sell, offer to sell, pledge, transfer or otherwise dispose of any shares of USIS Common Stock received by him in the Merger, or (ii) engage in any transaction, whether or not with respect to any shares of USIS Common Stock or any interest herein, the intent or effect of which is to reduce the risk of owning the shares of USIS Common Stock acquired hereunder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions).

                  (b) All shares of USIS Common Stock subject to the provisions of paragraph (a) above shall, until the expiration of the stated time period, bear a legend substantially as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN THAT CERTAIN REORGANIZATION AGREEMENT AND PLAN OF MERGER, DATED JUNE 29, 2001, BY AND AMONG W. MICHAEL SULLIVAN, U S INDUSTRIAL SERVICES, INC. (THE "COMPANY"), AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICES OF THE COMPANY OR FURNISHED BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.

         6.2 Non-Competition. In order to ensure that USIS will realize the benefits of the transactions contemplated hereby, Sullivan hereby covenants and agrees that he will not, during the Restricted Period (defined below):

                  (a) directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to, any business engaged or about to become engaged in the Business of USIS, or any of its Affiliates, in the Market Area (defined below). For purposes of this Agreement, the Business of USIS and its Affiliates shall mean (i) all those products and services that are presently or hereafter marketed by Point To Point, or any of its Affiliates, or that are in the development stage on the later of the last day of the Restricted Period or the Termination Date (as that term is defined in Sullivan's Employment Agreement with USIS); (ii) the business of providing communications infrastructure services, including engineering, procurement, and construction services, to communications companies.

                  (b) directly or through an Affiliate, solicit any Person that is a Current Customer (as defined in Article VII) of USIS or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by USIS or its Affiliates.

                  (c) employ, either directly or through an Affiliate, any employee of USIS or its Affiliates or any individual who was an employee of USIS or its Affiliates during the six months immediately preceding the later of the last day of the Restricted Period or the Termination Date, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of USIS or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with USIS or its Affiliates.

                  (d) solicit, either directly or through an Affiliate, a vendor or supplier of Point To Point for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to USIS or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to USIS or its Affiliates.

                  (e) interfere with USIS's relationship with any Person who at the relevant time is an employee, contractor, supplier, or customer of USIS or its Affiliates.

                  (f) Restricted Period. For purposes of this Section 6.2, the term "RESTRICTED PERIOD" means the three-year period commencing on the date hereof.

                  (g) Market Area. For purposes of this Section 6.2, the term "MARKET AREA" means the area encompassing the Commonwealth of Massachusetts and the States of Maine and New York.

                  (h) Reformation. If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be



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



reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Sullivan.

         6.3 Post-Closing Operation of Surviving Entity. From the Closing Date through December 31, 2001, USIS shall cause the Surviving Corporation to be operated in substantially the same manner as Point To Point was operated prior to the Closing Date.

         6.4 Release of Personal Guarantees. Beginning on the Effective Date, USIS will indemnify Sullivan from and against all Damages of any kind under any outstanding personal guarantees of the Surviving Corporation's obligations ("SULLIVAN GUARANTEES"). USIS shall use reasonable efforts (including providing substitute guarantees, re-executing loan and other documents, and paying off obligations) to obtain a release of all Sullivan Guarantees.

         6.5 Brokers' Fees. USIS or P2P-DE shall be responsible for any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement on account of any agreement of USIS or P2P-DE.

                                   ARTICLE VII

                                   DEFINITIONS

         The following terms as used in this Agreement shall have the meanings set forth below:

         "AFFILIATE" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

         "CURRENT CUSTOMER" shall mean any Person who is currently utilizing any product or service sold or provided by USIS or any of its Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom USIS or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

         "ENVIRONMENTAL LAWS" shall mean laws, including, without limitation, federal, state, or local laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances (defined below).

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "KNOWLEDGE" - An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual. A corporation shall be deemed to have "knowledge" of a particular fact or other matter if any individual serving as a director or officer (or in any similar capacity) of the corporation has Knowledge (as set forth above) of such fact or other matter.

         "MATERIAL" when capitalized and used in reference to the business, products or financial situation of the party to which the reference relates shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with an effect on the financial condition of that party in excess of $25,000. When the word "material" is not capitalized it shall mean material with respect to the matter referenced. For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of the party).

         "MATERIAL ADVERSE EFFECT" means any development, change, or effect that is adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or business prospects of the party to which the reference relates that is Material.

         "PERSON" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

         "POLLUTING SUBSTANCES" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or



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



solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Massachusetts establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic substance," which is broader than that specified in any of CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

         "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice and in amount (including with respect to frequency and amount) ("ORDINARY COURSE OF BUSINESS") that would not have a Material Adverse Effect, taken as a whole.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including the letter of intent dated April 18, 2001, and any nondisclosure agreement entered into prior to the date hereof.

         8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that P2P-DE may assign its rights, interests and obligations hereunder to a different newly-formed subsidiary of USIS.



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



         8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered shall be deemed to constitute originals.

         8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; one business day after it is sent via a reputable nationwide overnight courier service; or upon receipt if delivered personally, in each case to the intended recipient as set forth below:

           If to Point To Point or Sullivan:                Copy to:

           W. Michael Sullivan                              Timothy M. Collins, Esq.
           c/o Point To Point Network Services, Inc.        Collins & Collins
           1 Griffin Brook Drive                            260 Boston Post Road
           Methuen, MA  01844-1819                          Wayland, MA  01778

           If to USIS or P2P-DE:                            Copy to:

           Frank J. Fradella                                J. Paul Caver, Esq.
           President and CEO                                Fish & Richardson P.C.
           U S Industrial Services, Inc.                    5000 Bank One Center
           11850 Jones Road                                 1717 Main Street
           Houston, Texas 77070                             Dallas, Texas 75201

        Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended or such party refuses delivery via certified mail or express delivery service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

         8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         8.11 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and Point To Point shall have no liability in excess of $25,000 for legal fees pertaining to this Agreement on the Effective Date; any fees and expenses owed by Point To Point on the Effective Date in excess of $25,000 shall be recovered by USIS pursuant to
Article V.

         8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

         8.13 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in New Castle County, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

         8.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         8.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                     U S INDUSTRIAL SERVICES, INC.
                                     (a Delaware corporation)


                                     By:
                                         -------------------------------------
                                         Frank J. Fradella
                                         President and Chief Executive Officer


                                     POINT TO POINT NETWORK SERVICES, INC.
                                     (a Delaware corporation)


                                     By:
                                         -------------------------------------
                                         Frank J. Fradella
                                         President and Chief Executive Officer


                                     POINT TO POINT NETWORK SERVICES, INC.
                                     (a Massachusetts corporation)


                                     By:
                                         -------------------------------------
                                         W. Michael Sullivan
                                         President


                                         -------------------------------------
                                         W. Michael Sullivan, Individually